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News Information	For Immediate Release

Press Contact Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 joshaughnessy@echelon.com	Mike Barash Atomic Public Relations +1 (415) 402-0230 mike@atomicpr.com	Investor Relations Contact Chris Stanfield Echelon Corporation +1(408) 938-5243 cstanfield@echelon.com

Echelon Revises Its Method of Revenue Recognition for European Distributor

Echelon Updates First Quarter Revenue Guidance for Revised Revenue Recognition-LonWorks Infrastructure Revenues Reach Record Pro Forma Levels

SAN JOSE, CA - April 13th, 2006 - Echelon Corporation (NASDAQ: ELON) today announced that during the first quarter of 2006 it has revised its method of revenue recognition for products sold to EBV Elektronik (“EBV”), the Company’s sole distributor of its LonWorks® infrastructure products in Europe. Beginning in the first quarter of 2006, Echelon will defer revenue, as well as the related costs of goods sold, on items shipped to EBV that remain in EBV’s inventories and have not been sold through as of quarter-end. Revenue will be recognized on these products, along with the corresponding gross margin, when EBV sells them to its customers in future periods. The revision results only in a change in the timing of revenue recognition and will not impact future cash flows from operations or any historical financial statements.

Echelon also announced that, had it not revised the method of revenue recognition for sales to EBV, first quarter 2006 LonWorks infrastructure pro forma revenues would have risen to a record level of approximately $13.3 million. This compares with previous pro forma first quarter LonWorks infrastructure revenue guidance of $12.5 million, plus or minus $1.0 million. Pro forma revenue represents revenue before the modification of revenue recognition for sales made to EBV as described above.

Previously, Echelon recognized revenue upon shipment to EBV, less estimated reserves for future sales discounts and returns as required under Statement of Financial Accounting Standards No. 48 (“SFAS 48”), Revenue Recognition When Right of Return Exists. This methodology required Echelon to monitor EBV’s quarter-end inventory balances, as well as forecasted sales activity, and defer revenue and cost of goods sold on those items in EBV’s inventory that management considered to be excess to EBV’s requirements, and thus subject to return under EBV’s contractual stock rotation rights. In addition, at each quarter-end, a separate reserve was established to provide for estimated future sales discounts in the form of point-of-sale (“POS”) credits. These POS credits would in turn be issued to EBV once EBV sold qualifying products to certain of its customers.

Echelon’s management believes that revising its method of revenue recognition for sales made to EBV is appropriate at this time. Among other things, the revision was implemented due to changes in both the demand for Echelon products and the types of applications for which Echelon products are being used by EBV’s end customers, as well as an increase in the breadth and mix of products sold to EBV for high volume applications. These changes have caused management to conclude they can no longer reasonably and reliably estimate and reserve for both EBV’s future returns of excess inventory and allowances for future POS credits, each of which is a required adjustment under SFAS 48 when revenue is recognized at the time of shipment.

Echelon also sells its LonWorks infrastructure products through distributors in other parts of the world, none of which currently have rights of return. In general, revenue has historically been recorded for sales made to these smaller distributors upon shipment. In order to address changing business conditions in these markets and to expand its customer base, Echelon is currently considering modifying its contracts with these distributors to allow for limited rights of return, which will likely require revenue recognition to also be deferred on sales made to these distributors until the products are sold to the distributor’s end customers. The Company expects these contractual modifications, if completed, will occur before the end of this calendar year and would result in an additional decrease in 2006 LonWorks infrastructure revenues of less than $1.0 million.

Echelon currently expects that the revision of revenue recognition for sales to EBV will result in a decrease in its reported LonWorks infrastructure revenues for the first quarter and full year 2006 of approximately $2.9 million. As a result, the Company is revising its guidance for total revenues for the first quarter to $10.7 million. This first quarter revenue projection is subject to change due to the fact that the Echelon’s independent accountants, KPMG LLP, have not yet completed their review of first quarter results. LonWorks infrastructure revenues for full year 2006 are now expected to be approximately $50.0 million, as compared to previous guidance of $54.0 million. This updated forecast includes the effects of both the first quarter revision of revenue recognition for sales made to EBV, as well as the anticipated revenue impact resulting from contractual modifications affecting sales made to Echelon’s smaller distributor partners. The revisions to the Company’s method of revenue recognition are also expected to increase Echelon’s first quarter and full year 2006 net losses per share. These changes in guidance relate solely to the change in the method of revenue recognition and are not the result of any estimated changes in business activity by the Company. Echelon expects to issue first quarter results later this month and will hold its customary quarterly analyst conference call at such time. The time and date for the call will be announced in a separate press release.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LonWorks platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the PyxosTM platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.
Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

Echelon, LonWorks, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance including statements regarding expected revenue for Echelon’s LonWorks infrastructure business and revenue on sales to EBV or other distributors and Echelon's financial outlook for the quarter ending March 31, 2006 and the year ending December 31, 2006. Such statements may involve risks and uncertainties, including risks relating to the development and growth of markets for Echelon's products and services, and the ability of those products and services to meet customer and consumer expectations; and risks associated with uncertainties pertaining to the timing and level of customer orders through EBV or other distributors. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.